REGISTRATION RIGHTS AGREEMENT

dated as of September 28, 2009

between

CRUCELL N.V.

and

    JHC NEDERLAND B.V.

REGISTRATION RIGHTS AGREEMENT, dated as of September 28, 2009 (this “Agreement”), between Crucell N.V., a public limited liability company incorporated under the laws of the Netherlands (the “Company”), and JHC Nederland B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Investor”).

RECITALS:

WHEREAS, the Company and Investor have entered into that certain Equity Purchase Agreement, dated as of September 28, 2009 (the “Equity Purchase Agreement”), pursuant to which, among other things, Investor will acquire 14,626,984 Ordinary Shares on the terms and subject to the conditions set forth therein.

WHEREAS, Investor, in its sole discretion, may deposit all or any portion of its Ordinary Shares, in accordance with the terms of the Deposit Agreement (as defined below), in exchange for ADSs (as defined below) evidenced by American Depositary Receipts (“ADRs”)

WHEREAS, in order to induce Investor to invest funds in the Company pursuant to the Equity Purchase Agreement, the Company and Investor have agreed to enter into this Agreement for the purpose, among other things, of granting Investor the registration rights described in this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1   Definitions

(a) As used in this Agreement, the following terms will have the following meanings:

 “ADSs” means American Depositary Shares representing Ordinary Shares and evidenced by ADRs.  Each ADS currently represents one (1) Ordinary Share.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under direct or indirect common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in New York City.

“Closing Date” shall have the meaning set forth in the Equity Purchase Agreement.

“Deposit Agreement” means the Deposit Agreement, dated as of October 26, 2000, among the Company, The Bank of New York and the owners and beneficial owners of ADRs issued thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Holders” means Investor and any Affiliate of Investor who owns, beneficially or otherwise, Registrable Securities.

“Issue Price” shall have the meaning set forth in the Equity Purchase Agreement.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433 under the Act.

“Ordinary Shares” means ordinary shares of the Company, par value €0.24 per share.

 “register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form F-3.

“Registrable Securities” means the Ordinary Shares and the ADSs (and any shares of capital stock or other equity interests issued or issuable with respect to such Ordinary Shares or ADSs by way of stock dividends or stock splits or in connection with a combination of shares, subdivision, consolidation, bonus issue, capitalization issue, recapitalization, merger, consolidation, scheme of arrangement, reorganization, reclassification or similar transaction); provided, that, once issued, such Ordinary Shares and ADSs will not be Registrable Securities when (i) they are sold pursuant to an effective registration statement on Form F-1 or Form F-3 under the Securities Act (other than, for the avoidance of doubt, to Investor or an Affiliate of Investor) or, (ii) they are sold pursuant to Rule 144 (other than, for the avoidance of doubt, to Investor or an Affiliate of Investor) or (iii) they shall have ceased to be outstanding.

“Registration Expenses” mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under Section 2.1, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show”, rating agency fees, the reasonable fees and disbursements of the Company’s counsel, expenses of the Company’s independent accountants in connection with any regular or special reviews or audits or “comfort” letters incident to or required by such registration, and reasonable fees and disbursements of underwriters customarily paid by the issuers (subject to any cap that such underwriters may agree to with the Company, if any), including liability insurance if the Company so desires, but shall not include Selling Expenses.

“Rule 144”, “Rule 158”, “Rule 405”, “Rule 415” and “Rule 461” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

“Rule 10b5-1” means such rule promulgated under the Exchange Act (or any successor or similar provision), as the same shall be amended from time to time.

 “SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Expenses” mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for the Holders (other than those fees and disbursements of counsel for the Holders expressly included in Registration Expenses).

“WKSI” means a “well-known seasoned issuer” as defined in Rule 405.

(b) As used in this Agreement, the terms set forth below will have the meanings assigned in the corresponding Section listed below:

Term	Section
ADR	Recitals
Agreement	Preamble
Allowable Grace Period	2.1(a)
Company	Preamble
Company Indemnitee	2.8(b)
Demand Registration	2.1(a)
Demanding Other Holders	2.1(h)
Effectiveness Failure	2.7
Equity Purchase Agreement	Recitals
Filing Failure	2.7
Indemnified Party	2.8(c)
Indemnifying Party	2.8(c))
Initial Registration	2.1(a)
Initial Registration Statement	2.1(a)
Investor	Preamble
Investor Indemnitee	2.8(a)
Investor Information	2.8(a)
Listing Failure	2.7
Maximum Number of Securities	2.1(d)
NASDAQ	2.3(p)
Piggyback Registration	2.1(e)
Registration Delay Payments	2.7
Shelf Registration Statement	2.1(a)
Substitute Registration Statement	2.1(b)
Valid Business Reason	2.1(a)

(c) Terms used but not defined herein shall have the respective meanings ascribed thereto in the Equity Purchase Agreement.

1.2   Interpretation; Other Definitions

(a) Unless expressly stated in this Agreement or the context otherwise requires, in this Agreement:

(1) references to persons are deemed to include references to natural persons, firms, partnerships, companies, corporations, associations, bodies corporate, trusts, investment funds, governments, states or agencies (in each case whether or not having a separate legal personality) but references to individuals are deemed to be references to natural persons only;

(2) words importing the singular include the plural and vice versa and words importing the masculine include references to the feminine and neuter and vice versa;

(3) subject to Section 3.3 hereof, reference to writing or similar expressions includes transmission by facsimile or electronic means;

(4) reference to this Agreement, to any other document or to any specified provision of this Agreement or any other document is a reference to this Agreement, to such other document or to such provision as in force for the time being and as amended or supplemented from time to time;

(5) the terms “including” or “includes” will be interpreted so as not to limit the meaning of any words preceding such terms;

(6) if any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day, such action or duty will be taken or performed on the Business Day next following such day;

(7) all references to recitals, sections, clauses, paragraphs, schedules and exhibits are to recitals in, sections, clauses and paragraphs of and schedules and exhibits to this Agreement;

(8) any reference to a person includes his or its successors, personal representatives and permitted assigns;

(9) words such as “hereby”, “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” will, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section, clause or paragraph hereof; and

(10) any reference to a party or the parties is a reference to a party or the parties to this Agreement unless the context otherwise admits or requires.

(b) It is acknowledged and agreed by the parties that the provisions of this Agreement have been negotiated, drafted and settled jointly by and on behalf of the parties and accordingly if any question arises at any time as to the meaning, intent or interpretation of any provision or provisions of this Agreement, no presumption or burden of proof will arise in favor of or against any party solely as a result of the authorship of any of the provisions of this Agreement.

ARTICLE II

REGISTRATION RIGHTS

2.1   Registration

(a) Subject to Section 2.1(b) hereof, the Company shall effect the registration of all Registrable Securities acquired by Investor pursuant to the Equity Purchase Agreement within the time period specified in Section 2.3(a) by means of a registration statement on Form F-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (a “Shelf Registration Statement”, and the first such Shelf Registration Statement, the “Initial Registration Statement”) in accordance with the methods and distribution set forth in such Shelf Registration Statement and Rule 415 (the “Initial Registration”).  At any time when the Initial Registration Statement is not effective or the Holders holds Registrable Securities that are not covered by the Initial Registration Statement, Investor may submit a written request to the Company, requesting that the Company effect the registration under the Securities Act of (i) Holders’ Registrable Securities with an estimated market value, at the time of Investor’s written request, of at least twenty million U.S. dollars ($20,000,000) in the aggregate (which estimation shall, in the case of Registrable Securities that are not Ordinary Shares or ADSs, be made after giving effect to the exercise, exchange or conversion thereof into Ordinary Shares or ADSs) or (ii) if the Holders do not then hold Registrable Securities with an estimated aggregate market value of twenty million U.S. dollars ($20,000,000), all of Holders’ Registrable Securities that are not then covered by an effective Shelf Registration Statement (or, as applicable, an effective Substitute Registration Statement), and specifying the number of Registrable Securities proposed to be sold by the Holders and intended disposition thereof.  Upon receipt of such a written request, the Company thereupon will use its commercially reasonable efforts to effect, within the time period specified in Section 2.3(b), the registration under the Securities Act pursuant to this Section 2.1 of the Registrable Securities which the Company has been so requested to register by Investor (a “Demand Registration”); provided, that in no event shall the Company be required to effect more than six (6) Demand Registrations in total, more than two (2) Demand Registrations in any 12-month period or more than one (1) Demand Registration in any 90-day period, in each case pursuant to this Section 2.1(a).  Subject to Section 2.1(b), any Demand Registration shall be effected by means of a Shelf Registration Statement in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415.  Subject to Section 2.1(d), the Company may include in the Initial Registration and any Demand Registration other securities for sale for its own account or for the account of any other person who has contractual piggyback registration rights.  If the Board, in its good faith judgment, determines that (A) any registration of Registrable Securities should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or similar material transaction involving the Company, in each case, which is then under consideration by the Company or (B) any registration of Registrable Securities would require the disclosure of material non-public information concerning the Company which would be, in the good faith judgment of the Board, contrary to the best interests of the Company to disclose at the time and is not, in the opinion of the Company’s counsel, otherwise required to be disclosed (a “Valid Business Reason”), the Company may postpone filing a registration statement relating to the Initial Registration or a Demand Registration (but not, in each case, the preparation thereof) until such Valid Business Reason no longer exists, but in no event for more than ninety (90) days during any 12-month period (the “Allowable Grace Period”), provided, however, that in no event shall the Company postpone filing the Initial Registration Statement or a registration statement relating to a Demand Registration pursuant to a Valid Business Reason described in clause (B) above unless the Company also postpones filing a registration statement for itself and all other persons that may have contractual registration rights.  The Company shall give written notice of its determination to postpone a registration statement and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof.  If the Company gives Investor notice of its determination to postpone a registration statement relating to a Demand Registration, Investor shall have the right, within ten (10) Business Days of receipt thereof, to withdraw its request for a Demand Registration, in which case such request shall not be counted as a Demand Registration.  Notwithstanding anything to the contrary contained herein, the Company may not postpone a filing under this Article II more than once in any 12-month period.

(b) In the event that the Company cannot effect the Initial Registration or any Demand Registration by means of a Shelf Registration Statement, the Company shall (i) register the resale of the Holders’ Registrable Securities on another appropriate form reasonably acceptable to Investor (the “Substitute Registration Statement”) and (ii) solely with respect to the Initial Registration, undertake to register Holders’ Registrable Securities on a Shelf Registration Statement as soon as such form is available, provided that the Company shall maintain the effectiveness of the Substitute Registration Statement then in effect until such time as the Shelf Registration Statement covering the Holders’ Registrable Securities has been declared effective by the SEC.

(c) The Initial Registration and each Demand Registration may involve an underwritten offering. If, in connection with the Initial Registration or any Demand Registration, the Holders intend to distribute any Registrable Securities by means of an underwritten offering, Investor shall so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 2.3.  The underwriter(s) in any such distribution shall be selected by Investor and consented to by the Company in writing (such consent not to be unreasonably withheld or delayed).

(d) If the Initial Registration or a Demand Registration relates to an underwritten offering in which securities of the Company or any person with contractual piggyback registration rights are to be included and the managing underwriter(s) advise the Company and Investor that in their reasonable opinion the dollar amount or number of the Holders’ Registrable Securities requested to be included in such registration, together with (x) the securities, if any, to be included in such registration by the Company and (y) the securities, if any, as to which registration has been requested pursuant to contractual piggyback registration rights held by other security holders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of securities which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the offering price of the securities) (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), the Company will include in such registration or prospectus only such number of securities that, in the reasonable opinion of such managing underwriter(s), can be sold without adversely affecting the marketability of the offering (including an adverse effect on the offering price of the securities), which securities will be so included in the following order of priority: (i) first, the Registrable Securities of the Holders, (ii) second, the securities the Company proposes to sell and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(e) If, at any time that Investor shall have the right to request a Demand Registration pursuant to Section 2.1(a), the Company proposes to register any of its securities (other than pursuant to a Demand Registration pursuant to Section 2.1(a) and the registration form to be filed may be used for the registration or qualification for distribution of the Holders’ Registrable Securities, the Company will give prompt written notice to Investor of its intention to effect such a registration (but in no event less than fifteen (15) days prior to the anticipated filing date) and will include in such registration all Registrable Securities of the Holders with respect to which the Company has received a written request from Investor for inclusion therein within ten (10) days after the date of the Company’s notice (a “Piggyback Registration”).  For the avoidance of doubt, no such Piggyback Registration shall be counted when calculating the maximum number of Demand Registrations provided pursuant to Section 2.1(a).  Investor may withdraw any such request, and the Holders’ Registrable Securities from such Piggyback Registration, by giving written notice to the Company and the managing underwriter, if any, on or before the second Business Day prior to the planned effective date of such Piggyback Registration.  The Company may terminate or withdraw any registration under this Section 2.1(e) prior to the effectiveness of such registration, whether or not the Holders have elected to include Registrable Securities in such registration.

(f) If the registration referred to in Section 2.1(e) is proposed to be underwritten, the Company will so advise Investor as a part of the written notice given by the Company pursuant to Section 2.1(e).  In such event, the right of the Holders to registration pursuant to Section 2.1(e) will be conditioned upon the Holders’ participation in such underwriting and the inclusion of the Holders’ Registrable Securities in the underwriting, and Investor will, and will cause the other Holders to, (together with the Company and any other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company; provided, that in connection with any Piggyback Registration pursuant to the terms of such underwriting agreement or otherwise, the Holders shall not be required to agree to any terms that are any less favorable than that which is required of any other shareholder participating in such underwriting; provided, however, that if Investor disapproves of the terms of the underwriting, the Holders may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

(g) If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriter(s) advise the Company that in their reasonable opinion the dollar amount or number of securities requested to be included in such registration, taken together with the Holders’ Registrable Securities as to which registration has been requested under Section 2.1(e) and the securities, if any, as to which registration has been requested pursuant to the contractual piggyback registration right of other security holders of the Company, exceeds the Maximum Number of Securities, the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such managing underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the offering price of the securities), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell and (ii) second, Registrable Securities of the Holders and securities of any other security holder exercising contractual piggyback registration rights, pro rata on the basis of the aggregate number of such securities requested to be included by each such person, subject to the terms of this Agreement.

(h) If a Piggyback Registration relates to an underwritten offering on behalf of any security holders of the Company (other than the Holders) who have exercised demand registration rights (the “Demanding Other Holders”), and the managing underwriter(s) advise the Company that in their reasonable opinion the dollar amount or number of securities requested to be included in such registration, taken together with (x) the securities, if any, to be included in such registration by the Company, (y) the Holders’ Registrable Securities as to which registration has been requested under Section 2.1(e) and (z) the securities, if any, as to which registration has been requested pursuant to the contractual piggyback registration right of other security holders of the Company, exceeds the Maximum Number of Securities, the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such managing underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the offering price of the securities), which securities will be so included in the following order of priority: (i) first, the securities proposed to be sold by the Demanding Other Holders, if any, (ii) second, Registrable Securities of the Holders, and securities of any other security holder exercising contractual piggyback registration rights, pro rata on the basis of the aggregate number of such securities requested to be included by each such person and (iii) third, the securities the Company proposes to sell, subject to the terms of this Agreement.

2.2   Expenses of Registration  All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company.  All Selling Expenses incurred in connection with any registrations hereunder shall be borne by Investor (or, if the Selling Expenses also relate to securities to be sold by the Company or other security holders of the Company, borne by Investor, the Company and the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered).  The Company shall not, however, be required to pay for expenses of any Demand Registration, the request of which has been subsequently withdrawn by Investor unless (i) the withdrawal is based upon material adverse information concerning the Company that the Company had not publicly revealed at least forty-eight (48) hours prior to the request or that the Company had not otherwise notified Investor of at the time of such request, (ii) the withdrawal is pursuant to receipt of the Company’s notice of its determination to postpone a registration statement for a Valid Business Reason pursuant to Section 2.1(a) or (iii) Investor agrees to forfeit its right to one (1) Demand Registration pursuant to Section 2.1(a).

2.3   Obligations of the Company  Whenever required to effect the registration of any Registrable Securities of the Holders or facilitate the distribution of Registrable Securities of the Holders, the Company shall, as expeditiously as reasonably practicable and in accordance with any specific timing requirements set forth below:

(a) In connection the Initial Registration and subject to Section 2.1(a) and Section 2.1(b),

(1) use its reasonable best efforts to prepare and file with the SEC the Initial Registration Statement within ninety (90) days of the Closing Date, which Initial Registration Statement shall be an Automatic Shelf Registration Statement, and cause the Initial Registration Statement to remain continuously effective for not less than two (2) years or the date on which the Registrable Securities may be transferred freely by the Holders without complying with the manner of sale requirements, volume limitations or current public information requirements of Rule 144, whichever is earlier, or, if earlier, until the date on which all of the Holders’ Registrable Securities included in such registration statement shall have ceased to be Registrable Securities. The Company shall notify Investor via facsimile or electronic mail of the filing of the Initial Registration Statement with the SEC on or before the second Business Day after the date of filing; or

(2) if the Company is not a WKSI when the Initial Registration Statement is filed, use its reasonable best efforts to prepare and file with the SEC a Shelf Registration Statement (or, as applicable, a Substitute Registration Statement) within thirty (30) days of the Closing Date, and to cause the Initial Registration Statement (or Substitute Registration Statement) to become effective within ninety (90) days of the Closing Date (including by filing with the SEC a request for acceleration of effectiveness in accordance with Rule 461 within five (5) Business Days after the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed,” or not be subject to further review and the effectiveness of such registration statement may be accelerated) and remain continuously effective for not less than two (2) years or the date on which the Registrable Securities may be transferred freely by the Holders without complying with the manner of sale requirements, volume limitations or current public information requirements of Rule 144, whichever is earlier, or, if earlier, until the date on which all of the Holders’ Registrable Securities included in such registration statement shall have been sold or shall have otherwise ceased to be Registrable Securities. The Company shall notify Investor via facsimile or electronic mail of the effectiveness of the Initial Registration Statement (or Substitute Registration Statement) on or before the second Business Day after the date that the Company telephonically confirms effectiveness with the SEC, which date of confirmation shall initially be the date requested for effectiveness of the Initial Registration Statement (or Substitute Registration Statement).

(b) In connection with each Demand Registration and subject to Section 2.1(a) and Section 2.1(b),

(1) use its reasonable best efforts to prepare and file with the SEC, within forty five (45) days of the request for a Demand Registration, a Shelf Registration Statement, which Shelf Registration Statement shall be an Automatic Shelf Registration Statement, and cause the such Shelf Registration Statement to remain continuously effective for not less than ninety (90) days or, if earlier, until the date on which all of the Holders’ Registrable Securities included in such registration statement shall have ceased to be Registrable Securities. The Company shall notify Investor via facsimile or electronic mail of the filing of the Shelf Registration Statement with the SEC on or before the second Business Day after the date of filing; or

(2) if the Company is not then a WKSI, use its reasonable best efforts to prepare and file with the SEC, within thirty (30) days of the request for a Demand Registration, a Shelf Registration Statement (or, as applicable a Substitute Registration Statement), and to cause such Shelf Registration Statement (or Substitute Registration Statement) to become effective within ninety (90) days of the request for a Demand Registration (including by filing with the SEC a request for acceleration of effectiveness in accordance with Rule 461 within five (5) Business Days after the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed,” or not be subject to further review and the effectiveness of such registration statement may be accelerated) and remain continuously effective for not less than ninety (90) days, or, if earlier, until the date on which all of the Holders’ Registrable Securities included in such Shelf Registration Statement (or Substitute Registration Statement) shall have been sold or shall have otherwise ceased to be Registrable Securities.  The Company shall notify Investor via facsimile or electronic mail of the effectiveness of the Shelf Registration Statement (or Substitute Registration Statement) on or before the second Business Day after the date that the Company telephonically confirms effectiveness with the SEC, which date of confirmation shall initially be the date requested for effectiveness of the Shelf Registration Statement (or Substitute Registration Statement).

(c) In connection each Piggyback Registration, prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the registration of the Holders; Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed registration statement to become effective without unreasonable delay and remain effective for not less than ninety (90) days or, if earlier, until the date on which all of the Holders’ Registrable Securities included in such registration statement shall have been sold or shall have otherwise ceased to be Registrable Securities.  If the registration statement is not an Automatic Registration Statement, the Company shall promptly notify Investor via facsimile or electronic mail of the effectiveness of the registration statement on or before the second Business Day after the date that the Company telephonically confirms effectiveness with the SEC

(d) Prepare and file with the SEC a prospectus or prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement.

(e) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(f) Advise the underwriter or underwriters, if any, and Investor of any proposal to file any registration statement or prospectus or amendments or supplements thereto or to issue any Issuer Free Writing Prospectus relating to the Registrable Securities and provide Investor and the underwriter or underwriters, if any, with a reasonable opportunity to comment on any such proposed amendment or supplement or such Issuer Free Writing Prospectus; and will also advise the Investor and the underwriter or underwriters promptly of the filing of any such amendment or supplement or such Issuer Free Writing Prospectus; provided, however, that nothing in this paragraph shall apply to any report to be filed or furnished to the SEC under the periodic reporting requirements of the Exchange Act except those periodic reports furnished to the Commission and incorporated by reference into a prospectus relating to the Registrable Securities.  The Company shall also furnish to Investor and any underwriters, upon written request of Investor and underwriters, as applicable, such number of copies, without charge, of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(g) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such U.S. jurisdictions as shall be reasonably requested by Investor or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(h) Notify Investor at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable registration statement or prospectus, as then in effect, contains an untrue statement of a material fact or omits to state a material fact (i) in the case of such registration statement, required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of such prospectus, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i) Give written notice to Investor:

(1) when any registration statement filed pursuant to Section 2.1 or any amendment thereto has been filed with the SEC and, if the registration statement is not an Automatic Registration Statement, when such registration statement or any post-effective amendment thereto has become effective;

(2) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(3) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(4) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the securities subject of the registration for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5) of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to correct any untrue statement of a material fact or any omission of any material fact (i) in the case of such registration statement, required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of such prospectus, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (which notice, in each case, shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

(j) Use commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 2.1(i)(3) at the earliest practicable time.

(k) Cooperate with Investor to facilitate the timely delivery of Registrable Securities to be sold, which shall not bear any restrictive legends, and to enable such Registrable Securities to be issued in such denominations and registered in such names as Investor may reasonably request at least two (2) Business Days prior to the closing of any sale of Registrable Securities.

(l) Upon the occurrence of any event contemplated by Section 2.1(h) or 2.1(i)(5), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to Investor and any underwriters, the registration statement and prospectus will not contain an untrue statement of a material fact or omit to state a material fact (i) in the case of such registration statement, required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of such prospectus, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(m) provide and cause to be maintained a transfer agent and registrar in any jurisdiction reasonably requested by Investors for all Registrable Securities covered by the applicable registration statement from and after a date not later than the effective date of such registration statement.

(n) If applicable, use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of the Holders’ Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by Investor or any managing underwriter(s).

(o) Enter into customary agreements, including an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company reasonably available to participate in reasonable “road show”, similar sales events and other marketing activities), (i) make such representations and warranties to Investor and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use commercially reasonable efforts to furnish underwriters opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use commercially reasonable efforts to obtain “comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the registration statement) who have certified the financial statements included in such registration statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, (v) deliver such documents and certificates as may be reasonably requested by Investor, its counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company, (vi) agree to a customary “clear markets” or “lock-up” provision (with customary exceptions) and (vii) agree to pay the costs and expenses of any underwriters pursuant to customary underwriter expense reimbursement provisions (excluding, for the avoidance of doubt, any Selling Expenses).

(p) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, make available for inspection by Investor, the managing underwriter(s), if any, and any attorneys or accountants retained by Investor or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such registration statement.

(q) Cause all of the Holders’ Registrable Securities to be listed on each securities exchange on which Registrable Securities are then listed or, if no Registrable Securities are then listed on any securities exchange, use its reasonable best efforts to cause all of the Holders; Registrable Securities that are ADSs to be listed on the NASDAQ Stock Market LLC (“NASDAQ”); provided that the applicable listing requirements are satisfied.

(r) If not already obtained, obtain a CUSIP or ISIN number, as appropriate, for all of the Holders’ Registrable Securities that have been registered under the Securities Act pursuant to Section 2.1.

(s) Make generally available to its security holders no later than fifteen (15) months after the effective date of the registration statement, an “earning statement” satisfying the provisions of Section 11(a) of the Securities Act and Rule 158.

(t) use commercially reasonable efforts to maintain the effectiveness of a registration statement on Form F-6  that will allow the Holders to deposit all or any portion of their Ordinary Shares in exchange for ADSs.

(u) promptly after the issuance of an earnings release or upon the request of Investor, prepare a current report on Form 6-K with respect to such earnings release or a matter of disclosure as requested by such holder and submit such Form 6-K to the SEC.

2.4   Suspension of Sales  Upon receipt of written notice from the Company pursuant to Section 2.3(i)(5) that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits to state a material fact (i) in the case of such registration statement, required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of such prospectus or prospectus supplement, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or, in each case, that circumstances exist that make inadvisable the use of such registration statement, prospectus or prospectus supplement, Investor shall, and shall cause the other Holders to, forthwith discontinue disposition of Registrable Securities until Investor has received copies of a supplemented or amended prospectus or prospectus supplement, or until Investor is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, Investor shall use its reasonable best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in Investor’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.

2.5   Termination of Registration Rights  Investor’s registration rights as to any securities held by the Holders shall not be available unless such securities are Registrable Securities.

2.6   Furnishing Information

(a) To the extent any free writing prospectus is used, the Company shall file with the SEC any free writing prospectus that is required to be filed by the Company with the SEC in accordance with the Securities Act and retain any free writing prospectus not required to be filed.

(b) The Holders and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

2.7   Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement. If (i) at any time (other than during an Allowable Grace Period) the Company fails to file any registration statement required pursuant to Section 2.1(a) in the time periods specified in either Section 2.3(a) or Section 2.3(b), as applicable (a “Filing Failure”) or (ii) sales of all of the Holders; Registrable Securities required to be registered in accordance with Section 2.1(a) cannot be made (other than during an Allowable Grace Period) during the time periods specified in Section 2.3(a) or Section 2.3(b), as applicable, including, without limitation, because of a failure to keep a required registration statement effective, to disclose such information as is necessary for sales to be made pursuant to such registration statement or to register a sufficient number of Registrable Securities) (an “Effectiveness Failure”), or (iii) the ADSs are not listed or included for quotation on NASDAQ or any other U.S. securities exchange in accordance with Section 2.3(q) (a “Listing Failure”), then, as partial relief for the damages to Investor by reason of any such delay in or reduction of the ability of the Holders to sell their Registrable Securities (which remedy shall not be exclusive of any other remedies available at law or in equity) the Company shall pay to Investor an amount in cash equal to one and one-half percent (1.5%) of the Aggregate Issue

Price of the Holders’ Registrable Securities included in the applicable registration statement on each of the following dates: every thirtieth (30th) day (pro rated for periods totaling less than thirty (30) days) following the occurrence of a Filing Failure, Effectiveness Failure or Listing Failure, as applicable, until such Filing Failure, Effectiveness Failure or Listing Failure is cured; provided that the aggregate amount to be paid in respect of any single Filing Failure, Effectiveness Failure or Listing Failure shall not exceed six percent (6.0%) of the aggregate Issue Price of the Holders’ Registrable Securities included in the applicable registration statement, plus interest (as applicable). The payments to which a holder shall be entitled pursuant to this Section 2.7 are referred to herein as “Registration Delay Payments.” Registration Delay Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Registration Delay Payments are incurred and (ii) the fifth (5th) Business Day after the event or failure giving rise to the Registration Delay Payments is cured. In the event the Company fails to make Registration Delay Payments in a timely manner, such Registration Delay Payments shall bear interest at the rate of  one and one-half percent (1.5%) per month (prorated for partial months) until paid in full.

2.8   Indemnification

(a) The Company agrees to indemnify each Holder and each person, if any, that controls such Holder within the meaning of the Securities Act, and their respective officers, directors, general or limited partners, members, employees, agents, representatives and Affiliates, and each person who participates as an underwriter in an underwritten offering of Registrable Securities and each person that controls such underwriter (each, an “Investor Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus, final prospectus or issuer free writing prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus prepared by the Company or authorized by the Company in writing for use by Investor (or any amendment or supplement thereto), or any omission to state therein a material fact (A) in the case of such registration statement, required to be stated therein or necessary to make the statements therein not misleading or (B) in the case of such prospectus, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, in each case, that the Company shall not be liable to such Investor Indemnitee in any such case to the extent that any such loss, claim, damage, action, liability, cost and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses) results from an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of Investor in accordance with Section 2.6(b) expressly for use in connection with such registration statement, including any such preliminary prospectus, final prospectus or issuer free writing prospectus contained therein or any such amendments or supplements thereto (the “Investor Information”).

(b) Investor agrees to indemnify the Company, each person, if any, that controls the Company within the meaning of the Securities Act, and their respective officers, directors, general or limited partners, members, employees, agents, representatives and Affiliates, and each person who participates as an underwriter in an underwritten offering of Registrable Securities and each person that controls such underwriter (each, a “Company Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus, final prospectus or free writing prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus prepared by the Company or authorized by it in writing for use by Investor (or any amendment or supplement thereto), or any omission to state therein a material fact (A) in the case of such registration statement, required to be stated therein or necessary to make the statements therein not misleading or (B) in the case of such prospectus, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case, to the extent, but only to the extent, that the statement or omission was made in reliance upon and in conformity with the Investor Information and such Investor Information was not corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the person asserting such loss, claim, damage, liability or expense.   The Company shall be entitled to receive indemnities from, if applicable and if requested, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information so furnished in writing by such persons specifically for inclusion in any prospectus or registration statement. Investor shall indemnify any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the Company.

(c) Promptly after receipt by any person of any notice of any loss, claim, damage, action, liability, costs or expenses in respect of which indemnity may be sought pursuant to Section 2.8(a) or Section 2.8(b), such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, damage, action, liability, costs or expenses; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure.  If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one (1) such separate counsel and one (1) local counsel in each relevant jurisdiction) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement does not include any admission of wrongdoing and includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

(d) If for any reason the indemnification provided for in Section 2.8(a) or Section 2.8(b) is unavailable to the Indemnified Party with respect to any losses, claims, damages, actions, liabilities, costs or expenses contemplated by Section 2.8(a) and Section 2.8(b) or is insufficient to hold the Indemnified Party harmless as contemplated by Section 2.8(a) or Section 2.8(b), as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as result of such losses, claims, damages, action, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations.  The relative fault of the Indemnified Party, on the one hand, and of the Indemnifying Party, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by Investor Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and Investor agrees that it would not be just and equitable if contribution pursuant to this Section 2.8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.8(d).  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding any provisions of this Article II to the contrary, Investor’s indemnification and contribution obligations hereunder shall be several and not joint. In no event shall the liability of Investor under this Section 2.8 be greater in amount than the dollar amount of the net proceeds received by the Holders under the sale of the Registrable Securities giving rise to the indemnification or contribution obligation.

(f) The rights and obligations of the Company and Investor under this Section 2.8 shall survive the termination of this Agreement.

2.9   Rule 144  The Company covenants that it will timely file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of Investor in connection with the Holders’ sale of Registrable Securities pursuant to Rule 144, make publicly available such information as necessary to permit such sale pursuant to Rule 144), and it will take such further action as Investor may reasonably request, all to the extent required from time to time to enable Investor to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or (ii) any similar rule or regulation hereafter adopted by the SEC.  Upon the request of Investor in connection with the Holders’ sale of Registrable Securities pursuant to Rule 144, the Company will deliver to Investor a written statement as to whether it has complied with such information requirements, and, if not, the specifics thereof.

2.10   Rule 10b5-1 Program  In the event that the Holders intend to enter into any Rule 10b5-1 program relating to the disposition of any securities of the Company owned by the Holders, the Company agrees that it will, to the extent requested by the broker administering the plan, promptly provide any customary acknowledgement of such plan in a form and substance reasonably acceptable to Investor and otherwise facilitate take whatever steps necessary to facilitate the operation of the Rule 10b5-1 program.

ARTICLE III

MISCELLANEOUS

3.1   Expenses  Except as set forth in Section 2.2, each party will bear its own costs and expenses incurred in connection with the preparation, negotiation, entry into and implementation of this Agreement.

3.2   Rights and Obligations of Parties The obligations of the Company to Investor and of Investor to the Company are owed to them as separate and independent obligations of each such party and each party will have the right to protect and enforce its rights under this Agreement without joining any other party in any proceedings.

3.3   Notices

(a) Any notice or other communication to be given or served under this Agreement will be in writing, addressed to the relevant party and expressed to be a notice or communication under this Agreement and, without prejudice to the validity of another method of service (subject to Section 3.3(c)), may be delivered or sent by pre-paid registered post or facsimile addressed as follows:

(1) to the Company:

Postbus 2048, 2301CA Leiden, the Netherlands
marked for the attention of mr. René Beukema
email: r.beukema@crucell.com
Fax: +31 (0) 71 519 9801

with a copy to

Allen & Overy LLP,
Postbus 75440, 1070 AK Amsterdam, the Netherlands
marked for the attention of mr. Johan Kleyn
email: johan.kleyn@allenovery.com
fax:: +31 (0) 20 674 1034

(2) to Investor:

JHC Nederland B.V.
Dr Paul Janssenweg 150
5026 RH Tilburg
Netherlands
marked for the attention of: Herman E.A. Van Hoof
Fax:  +31 (0) 13 583 7141
with a copy to

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Marked for the attention of: Tom Heyman,
Managing Director JPH NV,
Global Head Business Development
Fax: 732-846-2058

and

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Marked for the attention of: Office of General Counsel
Fax: 732-524-2788

with a copy to (which shall not constitute notice):

Ropes & Gray LLP
One International Place
Boston, MA 02110
Tel.:  617-951-7000
Fax: 617-951-7050
Attention:    Steven A. Wilcox
.

or to such other address or facsimile number as the addressee may have previously substituted by notice.

(b) A notice or other communication will be deemed to have been duly served or given:

(1) in the case of delivery, at the time of delivery;

(2) in the case of posting, 48 hours after posting (and proof that the envelope containing the notice or communication was properly addressed, prepaid, registered and posted will be sufficient evidence that the notice or other communication has been duly served or given); or

(3) in the case of facsimile, upon receipt by the addressee of the complete text in legible form,

but if a notice is given or served at business premises other than between 9:00 am and 5:00 pm on a Business Day, it will be deemed to be given or served between those hours on the next following Business Day.

(c) A party giving or serving a notice or other communication under this Agreement by facsimile will also give or serve a copy by post but without prejudice to the validity and effectiveness of the service by facsimile.

(d) All notices or other communications will be in the English language.

3.4   Announcements

(a) No party will make or issue any announcement or communication to shareholders, employees (other than as may be reasonably necessary for such party to exercise its rights or comply with its obligations hereunder), customers or suppliers or to securities markets or other authorities or to the media or otherwise, regarding the subject matter of this Agreement or any term or provision of this Agreement without the prior written approval of the other party.

(b) Section 3.4(a) will not apply if, and to the extent that, such announcement or communication is required by any law applicable to the party making or issuing the announcement or communication by any securities exchange on which the securities of such party are listed or traded, by any regulatory or governmental authority or court having jurisdiction over the party making or issuing the announcement or communication, whether or not the requirement has the force of law, provided that any such announcement or communication may only be made after prior notification to the other party to this Agreement.

(c) If any party proposes to make or issue an announcement or communication pursuant to this Section 3.4, it will provide copies of that proposed announcement or communication to the other party to this Agreement before the announcement or communication is made or issued unless this would be in breach of any law or regulation in which case a copy of the announcement or communication will be so provided to each party as soon as reasonably practicable or in accordance with law or regulation.

3.5   Whole Agreement

(a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any previous agreements relating to the subject matter of this Agreement.

(b) The parties acknowledge that they have equal bargaining power and that the terms of this Agreement are based, amongst other things, on the terms of this Section and, having taken independent advice, each of such terms is reasonable.

(c) Save as expressly set out in this Agreement with respect to the subject matter of this Agreement, no party will owe any duty of care to any other party with respect to the subject matter of this Agreement.

(d) Nothing in this Agreement will be read or construed as excluding any liability or remedy in respect of fraud or fraudulent or willful misrepresentation.

3.6   Amendment; Waiver

  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party.  The conditions to each party’s obligation to consummate the transactions are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.  No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer or representative of the waiving party that makes express reference to the provision or provisions subject to such waiver.

3.7   Counterparts and Facsimile

  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute one and the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile or other electronic means and such electronic signature pages will be deemed as sufficient as if physical signature pages had been delivered.

3.8   Governing Law; Jurisdiction

(a) This Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction..

3.9   WAIVER OF JURY TRIAL  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.10   Assignment  No party may assign or transfer all or part of its rights or obligations under this Agreement, except that Investor and its Affiliates may assign or transfer all or part of their respective rights and obligations under this Agreement to any Holder without the consent of the Company.  This Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors in interest and assigns.

3.11   Severability  All of the terms and provisions of this Agreement are distinct and severable and if any term or provision is held or declared to be unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it will, to that extent only, be deemed not to form part of this Agreement and the enforceability, legality and validity of the remainder of this Agreement will not in any event be affected.  The parties will then use all reasonable endeavors to agree to replace the unenforceable, illegal or void term or provision with a term or provision which is legal and enforceable and which has an effect that is as near as possible to the intended effect of the term or provision to be replaced.

3.12   Third Party Beneficiaries  Each Holder (other than Investor) shall be a third party beneficiary to this Agreement and shall be entitled to the benefits, rights and remedies granted to the Holders in this Agreement.  Except as set forth in the preceding sentence and except as and to the extent set forth in Section 2.8, nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto or their permitted assignees, any benefit, right or remedies.

3.13   Remedies  The parties agree that the Investor protections set forth in Section 2.7 are reasonable protections to the immediate, proper and legitimate interests of Investor.  The parties further agree (i) that any breach of this Agreement by a party or any of its Affiliates would cause substantial and irreparable injury to the other party and that money damages would not be a sufficient remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that would be suffered by such other party in the event that this Agreement is breached, (ii) that, in addition to all other remedies available at law or equity, such other party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach or threatened breach, without proof of actual damages, and (iii) to waive any requirement for the securing or posting of any bond in connection with such remedy.

3.14   Remedies Cumulative  The provisions of this Agreement and the rights and remedies of the parties are independent, cumulative and are without prejudice and in addition to any other rights or remedies which a party may have whether arising under common law, statute, custom or otherwise.  No failure or delay by any party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, and the exercise by a party of any one right or remedy under this Agreement or at law or in equity will not (unless expressly provided in this Agreement or at law or in equity) operate so as to hinder or prevent the exercise by that party of any other right or remedy.

 (Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

CRUCELL N.V.

By:  /s/ René K. Beukema
Name:  René K. Beukema
Title:  General Counsel and Corporate Secretary

JHC NEDERLAND B.V.

By: /s/ Herman Van Hoof
Name:  Herman Van Hoof
Title:  Director

JHC NEDERLAND B.V.

By: /s/ Bart van Zijll Langhout
Name: Bart van Zijll Langhout
Title:  Director

Signature Page to Registration Rights Agreement